NASDAQ CONTINUING OBLIGATIONS AGREEMENT

During the course of my employment or engagement with Nasdaq, Inc. and/or its subsidiaries and affiliates (collectively, the “Company”), I understand that I will have or be given access to, and/or receive, certain non-public, confidential, and proprietary information and or specialized training and trade secrets pertaining to the business of the Company and Company’s customers or prospective customers (“Company Parties”). Any unauthorized disclosure or use of such information would cause grave harm to the Company Parties. Therefore, to assure the confidentiality and proper use of Confidential Information and other Company Property (each as defined herein), and in consideration of my engagement with the Company, my access to confidential information, training and trade secrets, and the compensation paid or to be paid for my services during that engagement, and the mutual covenants and promises contained herein, I agree to the following:

1.    Confidentiality and Company Property.

All Confidential Information and Company Property is owned by and for the Company Parties exclusively; is intended solely for authorized, work-related purposes on behalf of the Company Parties; and shall not be used for personal or other non-work related purposes. I acknowledge that such Confidential Information is a valuable and unique asset of the Company and covenant that I will not disclose any Confidential Information to any person (except as my duties for the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Company. Specifically, without limitation, I shall not, directly or indirectly, at any time during or after engagement with the Company, without prior express written authorization from the Company: (a) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity Confidential Information or non-public Company Property; (b) use any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of my work with the Company; (c) remove Company Property or Confidential Information from the Company Parties’ premises without obtaining prior express written authorization from the Company; or (d) review or seek to access any Confidential Information or Company Property except as required in connection with my work for the Company.
2.    Non-Solicitation and Non-Competition.

a)	Non-Solicitation of Customers, Potential Customers and Employees (Applicable BOTH to Employees and Contractors).

I agree that, for a period of twelve (12) months following my separation from service for any reason, I shall not, directly or indirectly, without express written consent from Company’s Office of General Counsel:

i) Interfere with any customer relationship the Company has with any of its current customers or potential customers that I had any involvement with, directly or indirectly, during the last twelve (12) months of my employment; or

ii)Solicit, or induce to enter into any business arrangement with, any employee or contractor of the Company with whom I had any contact or a relationship with during the last twelve (12) months of my employment; or

iii) Solicit, or induce to enter into any business arrangement with, any employee or contractor of the Company’s customers that I knew, or reasonably could be expected to know, was solicited by the Company for any technology, operations, sales or business role during the last twelve (12) months of my employment with the Company.

b)	Non-Competition (NOT applicable in California) (Applicable ONLY to Employees).

I agree that, for a period of three (3) months following my voluntary separation from service, I will not directly or indirectly act as an officer, director, become employed by, or provide consulting or advisory services to, any person or entity that is a Competitor to the line of business within the same geographic scope and functional area in which I had substantial involvement during my last twelve (12) months of employment at the Company.

3.    Inventions Assignment.

a)	Ownership of Nasdaq Inventions by the Company.

(i) As between me and the Company, all Nasdaq Inventions are owned by the Company. I hereby assign to the Company, without any further consideration, all right, title, and interest in and to the Nasdaq Inventions, including all Intellectual Property Rights associated therewith. I agree that the foregoing assignment includes a present conveyance to the Company of ownership of Nasdaq Inventions that are not yet in existence as of the Effective Date.

(ii) I hereby acknowledge that, to the extent permitted under applicable law, the Nasdaq Inventions constitute “works made for hire” and are deemed to be authored by the Company.

(iii) To the extent, if any, that this Agreement does not provide the Company with full ownership, right, title and interest in and to the Nasdaq Inventions, I hereby grant the Company an exclusive, perpetual, irrevocable, fully-paid, royalty-free, worldwide license to use, exploit, reproduce, perform (publicly or otherwise), display (publicly or otherwise), create derivative works from, modify, improve, develop, distribute, import, make, have made, sell, offer to sell or otherwise dispose of the Nasdaq Inventions, effective immediately on its creation, with the right to sublicense each and every such right, including through multiple tiers, alone or in combination. To the extent that any Moral Rights in the Nasdaq Inventions cannot be assigned under applicable law, I hereby unconditionally and irrevocably waive and agree not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.

(iv) I agree to promptly make full disclosure to the Company of any and all Nasdaq Inventions. On request, such disclosure shall be made in writing. During and after my employment or engagement and at the Company’s request and expense, I will (i) assist the Company in every proper way to establish or perfect the Company’s rights in the Nasdaq Inventions and associated Intellectual Property Rights throughout the world, including by executing in favor of the Company or its designee(s) any necessary or desirable documents, including patent and copyright assignment documents, and (ii) consent to or join in any action to enforce any Intellectual Property Right associated with the Nasdaq Inventions. I agree that, if the Company is unable, because of my unavailability, mental or physical incapacity, or for any other reason, to secure my signature with respect to the purposes set forth in the preceding sentence, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Nasdaq Inventions and associated Intellectual Property Rights to further the prosecution, issuance, and enforcement of such Intellectual Property Rights with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(v) I agree not to challenge the validity of the Nasdaq Inventions or the Intellectual Property Rights associated therewith, or the ownership by the Company (or its designee(s)) of the Nasdaq Inventions or the Intellectual Property Rights associated therewith.

b)	Exception to Designation of Nasdaq Inventions as Works Made for Hire (Applicable ONLY to Consultants/Independent Contractors in California).

I understand and acknowledge that California Labor Code Section 3351.5(c) provides that, under some circumstances, an employee/employer relationship may be created between parties when the parties enter into a written instrument that designates a work of authorship as a “work made for hire.” This Section 3 is not intended to create an employee/employer relationship when no such relationship exists; accordingly, notwithstanding Paragraph 3(a)(ii), to the extent that any Nasdaq Inventions are made, conceived, expressed, developed, or reduced to practice by me, such Nasdaq Inventions do NOT constitute “works made for hire” under applicable law. For clarity, all of the other provisions within this Section 3 that relate to the Company’s ownership of the Nasdaq Inventions (including the assignment provisions in Paragraph 3(a)(i)) remain in full effect.

c)	Certain Exceptions to Assignment of Rights (Applicable ONLY in California).

I understand and acknowledge that the provisions of this Agreement related to the Company’s ownership of the Nasdaq Inventions do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, which is reproduced in its entirety as follows:

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
   (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
   (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

4.    Non-Disparagement.

I agree that I shall not issue, circulate, publish or utter any false or disparaging, statement, remarks, opinions or rumors about the Company or its shareholders unless giving truthful testimony under subpoena or court order. Notwithstanding the preceding sentence, I understand that I may provide truthful information to any governmental agency or self-regulatory organization with or without subpoena or court order. With the exception of communications made in a private corporate communication as an employee or consultant with regard to a listing decision of my employer or my consulting client, I agree that public communications regarding a preference for listing a security on a market other than the Company, that the quality of the Company as a securities market is in any way inferior to any other securities market or exchange, and/or that the regulatory efforts and programs of the Company are or have been lax in any way, are specifically defined as disparaging and will constitute a material breach of this Agreement. Nothing in this paragraph, however, shall prevent me from making good faith, factual and truthful statements related to listing with the Company as long as my statements are not based on proprietary information.

5.    Cooperation.

If I receive a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which may or will require me to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties or any Confidential Information or Company Property, I shall: (a) to the extent permissible by law, notify Nasdaq’s Office of the General Counsel of the subpoena or other process within twenty-four (24) hours of receiving it; and (b) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

6.    Return Of Confidential Information And Company Property.

Upon my termination of engagement with the Company, for any reason, or if the Company so requests, I shall promptly deliver to the Company all Confidential Information and Company Property, including Nasdaq Inventions in my possession or under my control, as well as all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property. If at any time after the termination of employment I determine that I have any Confidential Information in my possession or control, I shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

7.    Immunity for Disclosure of Trade Secrets in Certain Circumstances.

I understand and acknowledge that, pursuant to 18 U.S.C. §1833 (as defined in the Defend Trade Secrets Act of 2016) and notwithstanding anything else in this Agreement, I am permitted to disclose trade secrets to third parties under certain circumstances.

The relevant portion of 18 U.S.C. § 1833 is reproduced as follows:

(b) Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.—

(1) Immunity.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A) is made—
(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) Use of trade secret information in anti-retaliation lawsuit.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

I understand that nothing in this Agreement prohibits me from communicating with or reporting possible violations of law or regulation to any federal, state, or local governmental office, official, agency or entity, and that notwithstanding my confidentiality obligations set forth in this Agreement, I will not be held civilly or criminally liable under any U.S. Federal or State trade secret law for disclosure of a trade secret made in accordance with the provisions of 18 U.S.C. §1833. I understand that if a disclosure of trade secrets was not done in good faith pursuant to 18 U.S.C. §1833, then I may be subject to criminal or civil liability, including, without limitation, punitive damages and attorneys’ fees.

8.    Injunctive Action.

I acknowledge that the provisions and restrictions of this Agreement are reasonable and necessary for the protection of the Company Parties and their respective businesses. These obligations are not limited in time to the duration of my engagement and rather shall survive the termination of my engagement by the Company, regardless of the reason for its termination. I agree that my breach of any of the foregoing provisions will result in irreparable injury to the Company Parties, that monetary relief alone will be inadequate to redress such a breach, and further that the Company shall be entitled to obtain an injunction to prevent and/or remedy such a breach (without first having to post a bond).

In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Section 9 of this Agreement.

I hereby irrevocably submit to the jurisdiction of the courts of New York in any Injunctive Action and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Section 9 of this Agreement.

9.    Arbitration.

Except as provided in Section 8 of this Agreement, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to my engagement by the Company, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of New York and City of New York. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction.

The arbitration shall be conducted on a strictly confidential basis, and I shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of my legal counsel, who also shall be bound by these confidentiality terms. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

10.    Governing Law; Amendment; Waiver; Severability.

This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York, excluding any choice of law principles. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by me and the Company.

If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Company and I agree that an arbitrator or reviewing court shall have the authority to amend or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.

11.    Definitions.
"Competitor" means any entity or enterprise engaged or having intent to engage in the sale or marketing of any product or service that is sold in competition with, or is being developed to compete with, a product or service developed or sold by the Company. For reference, a discussion of some likely competitors may be found in the Company’s SEC Form 10-K (Competition section), for which the last filed version prior to my separation from service shall be considered by the Office of General Counsel in connection with any request for a waiver. That discussion section shall be neither fully determinative, nor fully exhaustive.

“Confidential Information” means any non-public, proprietary information regarding the Company Parties, whether in writing or not, whether in digital, hardcopy, or another format, including all personal information, all personnel information, financial data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, pricing and advertising techniques and strategies, research and development activities, software development, market development, exchange registration, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, communication and/or public relations products, plans, programs, recruiting strategies, databases, processes, work product or inventions, financial formulas and methods relating to Company Parties’ business, computer software programs, accounting policies and practices, and all strategic plans or other matters, strategies, and financial or operating information pertaining to current or potential customers or transactions (including information regarding each Company Party’s current or prospective customers, customer names, and customer representatives), templates and agreements, and all other information about or provided by the Company Parties, including information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, and other proprietary information and trade secrets. Notwithstanding the above, Confidential Information shall not include any information that: (a) was known to me prior to my engagement with the Company as evidenced by written records in my possession prior to such disclosure; or (b) is generally and publicly available and known to all persons in the industries where the Company conducts business, other than because of any unauthorized disclosure by me.

“Company Property” means all property and resources of the Company Parties, or any Company Party, including Confidential Information, each Company Party’s products, each Company Party’s computer systems and all software, e-mail, web pages and databases, telephone and facsimile services, and all other administrative and/or support services provided by the Company Parties. I further agree that “Company Property” shall include Nasdaq Inventions that I conceive, originate, develop, author, or create, solely or jointly with others, during or as a result of my employment with the Company, or using Company Property, and without regard to whether any of the foregoing also may be included within “Confidential Information” as defined under this Agreement.

“Intellectual Property Rights” shall mean any or all statutory or common law rights in, to, or arising under the following, worldwide: (a) patents, patent applications, and design rights (including industrial design rights); (b) works of authorship, including copyrights, Moral Rights, and mask work rights; (c) trade secrets and other rights in know-how and confidential or proprietary information; (d) trademarks, trade names, logos and service marks; (e) domain names, web addresses and social media identifiers; (f) databases; (g) any registrations or applications for registration for any of the foregoing (a)-(f), including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, rights subject to and/or arising out of post-grant review (including re-examinations) and extensions (as applicable); (h) all contract and licensing rights and all claims and causes of action of any kind with respect to any of the foregoing (a)-(h), including the right to sue and recover damages or other compensation and/or obtain equitable relief for any past, present, or future infringement or misappropriation thereof; and (i) analogous rights to those set forth above.

“Moral Rights” shall mean all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Nasdaq Inventions” means ideas, improvements, trade secrets, know-how, data, confidential technical or business information, sales and other commercial relationships, potential sales and other commercial relationships, business methods or processes, copyrightable expression, research, marketing plans, computer software (including source code(s)), computer programs, original works of authorship, industrial designs, trade dress, developments, discoveries, trading systems, trading strategies and methodologies, improvements, modifications, technology, algorithms and designs, (regardless of whether any of the foregoing are subject to patent or copyright protection), that are (a) made, conceived, expressed, developed, or reduced to practice by me (solely or jointly with others) during or as a result of my employment with the Company or using Company Property and (b) which relate in any manner to the Company, the business of the Company (including the services the Company provides to any of the Company Parties), or my engagement by the Company.

12.    Miscellaneous.

This Agreement (a) may be executed in identical counterparts, which together shall constitute a single agreement, and (b) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, notwithstanding which Party may have drafted it. The headings herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement. This Agreement is binding upon, and shall inure to the benefit of, me and the Company and our respective heirs, executors, administrators, successors and assigns.

Without limiting the scope or generality of the terms of this Agreement in any way, I acknowledge and agree that the terms of this Agreement and all discussions regarding this Agreement are confidential, and accordingly I agree not to disclose any such information to any third party, except to my attorney(s), or as otherwise may be required by law. Notwithstanding the foregoing, I may disclose to any prospective employer the fact and existence of this Agreement, and provide copies of this Agreement to such entity. The Company also has the right to apprise any prospective employer or other entity or person of the terms of this Agreement and provide copies to any such persons or entities.

13.    Other Terms of My Engagement.

Nothing in this Agreement alters the at-will nature of my employment or engagement with the Company. I acknowledge and agree that my employment or engagement is at-will, which means that both I and the Company shall have the right to terminate such engagement at any time, for any reason, with or without cause and with or without prior notice. To the extent I am signing this Agreement in any capacity other than as an employee (e.g., consultant, independent contractor), the written terms of my engagement supersede any conflicting terms in this Agreement.

14.    Signature.

I hereby acknowledge and accept the terms of this Agreement as of the Effective Date, by signature below.

Signature: _____________________________________    Date: _______________________

Print Name: ____________________________________